For Period ended 09/30/02                                          All series
File Number 811-3333

Sub-Item 77K:  Changes in registrant's certifying accountant
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CHANGE OF INDEPENDENT AUDITORS

On May 29, 2002, based on the recommendation of the Company's Audit Committee, the Company's Board of Directors determined not to retain KPMG LLP (KPMG) as the Funds' independent auditor and voted to appoint Ernst & Young LLP for the fiscal year ended March 31, 2003. KPMG served as the Funds' independent auditor since each Funds' inception. From that date through the fiscal year ended March 31, 2002, KPMG's audit reports contained no adverse opinion or disclaimer of opinion; nor were KPMG's reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the periods that KPMG served as the Funds' independent auditor and through May 29, 2002, there were no disagreements between each Fund and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.